ARC Wireless Solutions Announces Filing of Definitive Proxy Statement; Sets Record, Annual Meeting, and Target Closing Dates

DENVER—(BUSINESS WIRE)—The board of directors of ARC Wireless Solutions, Inc. (ARCW) (“ARC”) is pleased to announce it has filed the definitive proxy statement regarding its reverse acquisition by Quadrant Metals Technologies, LLC (“QMT”) and simultaneous acquisition of Advanced Forming Technology (“AFT”; collectively the “Acquisitions”) to create ARC Group Worldwide, Inc., a diversified manufacturing holding company with operations in Colorado, Florida, Pennsylvania, Texas, Minnesota, China and Hungary.

The Annual Meeting of Stockholders of ARC is to be held on August 7, 2012 commencing at 10:00 AM (Eastern Daylight Time) at the offices of Carret Asset Management, LLC, 40 West 57th Street, 20th Floor, New York, New York 10019. Only the shareholders of record as shown on the transfer books at the close of business on July 17, 2012 will be entitled to attend and vote at the Annual Meeting. Stockholders will be voting on the Acquisitions and certain other corporate matters.

ARC is targeting the closing of the Acquisitions for August 8, 2012.

Copies of the proxy materials related to the Acquisitions and other corporate matters are available at: www.arcwireless.net.

Forward Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events. This includes, but is not limited to, statements, if any, regarding the timing of the merger completion, the business plans and integration efforts once the transaction is complete, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth and efficiencies through the acquisitions discussed herein, merger-related expenses and the impact of the transaction on ARC’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of ARC or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreements will be met, ARC’s ability to integrate QMT and AFT as planned and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. Neither ARC nor QMT nor AFT undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report of Form 10-Q for the three months ending March 31, 2012.

Contact:

ARC Wireless Solutions, Inc.
Ted Deinard, +1-303-467-5236
Interim Chief Executive Officer